As filed with the Securities and Exchange Commission on September 29, 2023

Registration No. 333-265426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT NO. 333-265426

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-2842

(Address of Principal Executive Offices)

AMENDED AND RESTATED TAKE-TWO INTERACTIVE SOFTWARE, INC. 2017 STOCK INCENTIVE PLAN
(Full title of the plan)

Daniel Emerson, Esq. Executive Vice President and Chief Legal Officer Take-Two Interactive Software, Inc. 110 West 44th Street New York, New York 10036 (646) 536-3001
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Adam M. Turteltaub, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Prior Registration Statement”) of Take-Two Interactive Software, Inc. (the “Company” or “Registrant”): Registration Statement No. 333-265426.

The Prior Registration Statement registered 15,368,500 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), in connection with the Company’s acquisition of Zynga Inc., a Delaware corporation (“Zynga”), on May 23, 2022, pursuant to an Agreement and Plan of Merger dated January 9, 2022.

On September 21, 2023 (the “Approval Date”), at the Company’s 2023 Annual Meeting of Stockholders, the Company’s stockholders approved the amendment and restatement of the Plan, pursuant to which 9,123,694 of the 15,368,500 shares of Common Stock reserved in connection with the Zynga acquisition were cancelled, such that the Zynga reserve was reduced to 4,034,866 shares of Common Stock (which represents the number of shares of Common Stock underlying outstanding awards granted to Zynga participants prior to the Approval Date). Accordingly, the Company is filing this Post-Effective Amendment to deregister the 9,123,694 shares of Common Stock registered under the Prior Registration Statement in connection with the Zynga acquisition.

Concurrently with this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the offer and sale of an additional 5,500,000 shares of Common Stock issuable pursuant to the Plan, which were approved by the Company’s stockholders on the Approval Date in connection with the amendment and restatement of the Plan.

DEREGISTRATION OF SECURITIES

In accordance with the undertaking contained in the Prior Registration Statement, effective immediately upon the filing of this Post-Effective Amendment, the Company hereby deregisters the 9,123,694 shares of Common Stock previously registered with the Commission under the Prior Registration Statement that remain unsold as of the Approval Date and hereby terminates the effectiveness of the Prior Registration Statement in respect of such shares; provided, that the Prior Registration Statement will remain in effect, however, to cover the potential issuance of 4,034,866 shares of Common Stock pursuant to awards outstanding under the Plan granted prior to the Approval Date.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of September 2023.

Take-Two Interactive Software, Inc.

/s/ Matthew Breitman
Matthew Breitman Senior Vice President, General Counsel Americas and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.